Exhibit 99.1

ASTEC ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION

CHATTANOOGA, Tenn., March 7, 2024 (GLOBE NEWSWIRE) – Astec Industries, Inc. (NASDAQ:ASTE) (“Astec” or the “Company”) today announced the appointment of Heinrich Jonker, Vice President Finance – Infrastructure Solutions, as its Chief Financial Officer on an interim basis, effective immediately. Mr. Jonker’s appointment follows the decision by Rebecca A. Weyenberg, Chief Financial Officer, to step down from her role as CFO. Mrs. Weyenberg will remain employed by the company on an advisory basis through April 30, 2024, to assist in the transition.

Astec’s Board of Directors has initiated a search process to identify the Company’s next CFO and has retained a nationally recognized search firm to assist in evaluating candidates for the role.

Mr. Jonker has nearly twenty years of public company experience and has served as Astec’s Vice President Finance – Infrastructure Solutions for the last two years. Prior to that, he held multiple leadership roles within the Finance organization at Epiroc (formerly part of Atlas Copco), a global manufacturer of equipment for the mining and infrastructure industries, including most recently Vice President Controlling & Finance. Mr. Jonker earned a Bachelor of Commerce in Financial Management from the University of Johannesburg, South Africa, a Business Performance Diploma from the Stockholm School of Economics and a Master of Business Administration from Texas A&M University – Corpus Christi.

Jaco van der Merwe, President and Chief Executive Officer of Astec, said, “As we embark on this transition, I am confident in the strength and depth of Astec’s finance organization and in the Board’s selection of Heinrich as Interim CFO. Heinrich has proven his strong finance acumen and leadership abilities in his role as finance lead for our Infrastructure Solutions segment and I look forward to working closely with him over the coming months. We appreciate the many contributions Becky has made to Astec, as we have worked to strengthen the Company’s financial foundation and establish the strong momentum that we have today. We wish her the best in her future endeavors.”

Mrs. Weyenberg’s departure is not related to the Company’s financial or operating results or to any disagreement with the Company regarding its financial, operational, accounting or reporting policies or practices.

About ASTEC

Astec is a manufacturer of specialized equipment for asphalt road building, aggregate processing and concrete production. Astec's manufacturing operations are divided into two primary business segments: Infrastructure Solutions that includes road building, asphalt and concrete plants, thermal and storage solutions; and Materials Solutions that includes our aggregate processing equipment. Astec also operates a line of controls and automation products designed to deliver enhanced productivity through improved equipment performance.

For Additional Information Contact:

Steve Anderson

Senior Vice President of Administration and Investor Relations

Phone (423) 899-5898

E-mail: sanderson@astecindustries.com